EXHIBIT 99.1

Westmoreland Coal Company	2 N. Cascade Ave., 2nd Floor
(719) 442-2600 — Telephone	Colorado Springs, CO 80903
Westmoreland Reports
First Quarter 2011 Results
Colorado Springs, CO — May 9, 2011 — Westmoreland Coal Company (NASDAQ:WLB) today reported its first quarter results for 2011.
Highlights:
•	Operating income increased $2.1 million (40.0%) from $5.3 million in Q1 2010 to $7.4 million in Q1 2011.
•	Adjusted EBITDA increased $2.1 million (9.7%) during Q1 2011 to $23.3 million as compared to $21.2 million in Q1 2010.
•	Net loss applicable to common shareholders of $18.0 million ($1.45 per basic and diluted share) for Q1 2011 which included $17.0 million of losses on the extinguishment of debt and a $3.2 million conversion premium on the Company’s convertible notes pursuant to the first quarter bond issuance and refinancing. The Q1 2010 net loss was $3.2 million ($0.30 per basic and diluted share).
•	Total revenues were $127.8 million for Q1 2011, 1.0% higher than revenues for Q1 2010. This was accomplished on lower volume due to the expiration of an unprofitable coal contract.
•	Westmoreland again continued its strong safety performance achieving reportable and lost time incident rates approximately 20.0% and 29.8%, respectively, of the national averages for surface operations for the first quarter of 2011.
•	During the first quarter of 2011, Westmoreland’s Beulah Mine received the Lignite Energy Council’s Safety Excellence Award for the mine or plant with the lowest accident incident rate in the lignite industry and Westmoreland’s Jewett Mine received the 2011 Railroad Commission of Texas Coal Mining Reclamation Award for its “Wilkerson Springs Creek Relocation.”

“The first quarter of 2011 was the sixth straight quarter in which we increased our operating profit and adjusted EBITDA over the prior year quarter” said Keith E. Alessi, Westmoreland’s President and CEO. “As previously announced, we incurred substantial charges during the quarter related to the refinancing of debt and placement of our senior subordinated debt issuance in February 2011. The expiration of an unfavorable coal contract led to improved results in our coal operation despite lower sales. Strong hydro-power conditions combined with scheduled maintenance shutdowns by our coal customers and our ROVA plant will negatively impact our Q2 2011 versus the Q2 2010 results. However, this is in line with our expectations.”
“We are very pleased with our safety performance during the first quarter of 2011. We once again beat the national surface mine averages by a significantly large margin due to the continuation of our Beulah Mine’s award winning safety performance. We are also extraordinarily proud of the reclamation award that our Jewett Mine recently received from the Railroad Commission in Texas. These achievements underscore our commitment to safe and responsible mining practices.”
Westmoreland’s Q1 2011 net loss includes $17.0 million of losses on the extinguishment of debt and $3.2 million of mark-to-market expense from the conversion of the Company’s previously outstanding convertible notes. Westmoreland’s Q1 2010 net loss included $4.8 million of expense related to the valuation of the conversion feature in the Company’s convertible notes. Excluding the $20.2 million of refinancing and debt conversion expense in Q1 2011 and the $4.8 million of mark-to-market expense on the convertible debt in Q1 2010, the Company’s net loss decreased by $0.6 million.
The Company’s revenues in Q1 2011 increased to $127.8 million compared with $126.4 million in Q1 2010. This revenue increase was driven by stronger tonnage sales and favorable pricing at the Company’s Absaloka Mine which offset the expiration of an unprofitable coal contract at its Rosebud Mine.
Westmoreland’s Adjusted EBITDA increased to $23.3 million in Q1 2011 from $21.2 million in Q1 2010.
Coal Segment Operating Results
The following table summarizes the Company’s Q1 2011 and Q1 2010 coal segment performance:

	Three Months Ended March 31,
			Increase / (Decrease)
	2011	2010	$	%
Revenues (in thousands)	$104,136	$103,550	$586	0.6%
Operating income (in thousands)	8,819	7,352	1,467	20.0%
Adjusted EBITDA (in thousands)	21,285	20,237	1,048	5.2%
Tons sold — millions of equivalent tons	5.6	6.3	(0.7)	(11.1)%
Operating income per ton sold	$1.57	$1.17	$0.40	$34.9%
The Company’s coal revenues for the first quarter of 2011 were $104.1 million. Sales increased on stronger tonnages by its Absaloka Mine that offset the expiration of an unprofitable coal contract at the Rosebud Mine. The expiration of the unprofitable coal contract also drove Q1 2011 increases in the Company’s coal segment operating income and Adjusted EBITDA.

Power Segment Operating Results
The following table summarizes the Company’s Q1 2011 and Q1 2010 power segment performance:

	Three Months Ended March 31,
			Increase / (Decrease)
	2011	2010	$	%
	(In thousands)
Revenues	$23,628	$22,889	$739	3.2%
Operating income	4,619	4,172	447	10.7%
Adjusted EBITDA	7,352	6,881	471	6.8%
Megawatts hours	435	435	—	—
The Company’s power segment revenues for the first quarter of 2011 increased to $23.6 million compared to $22.9 million in first quarter 2010. This $0.7 million increase is primarily from contractual price increases, which also drove the increases in operating income and Adjusted EBITDA.
Heritage Segment Operating Results
The Company’s first quarter 2011 heritage operating expenses remained comparable to the reduced first quarter 2010 levels of $4.3 million. Heritage segment Adjusted EBITDA remained at a negative $4.2 million in Q1 2011 and Q1 2010.
Corporate Segment Operating Results
The Company’s corporate segment operating expenses for the first quarter of 2011 were $1.8 million, which was comparable to $1.9 million in the first quarter of 2010. Corporate segment Adjusted EBITDA improved to a negative $1.2 million in Q1 2011 from a negative $1.6 million in Q1 2010.
Nonoperating Results
The Company’s interest expense for the first quarter of 2011 increased to $7.0 million compared with $5.7 million for the first quarter of 2010 due to the higher overall debt levels resulting from the Company’s bond offering.
The Company’s other expense for the first quarter of 2011 decreased to $3.0 million compared with $3.8 million of expense for the first quarter of 2010. Excluding the impact of the expense on the conversion feature in the Company’s convertible debt, its other expense increased $0.6 million primarily due to gains on sales of securities during the first quarter of 2010.
Cash Flow from Operations and Liquidity
Cash provided by operating activities increased by $2.9 million during Q1 2011 compared to Q1 2010 driven by the Company’s increase in operating profit.
Following Westmoreland’s first quarter bond offering and improved profits, the Company anticipates that its cash flows from operations, cash on hand and available borrowing capacity will be sufficient to meet its investing, financing, and working capital needs for several years.

Conference Call
A conference call regarding Westmoreland Coal Company’s first quarter 2011 results will be held on Monday, May 9, 2011, at 10:00 a.m. Eastern Time. Call-in instructions are available on the Company’s web site and have been provided in a separate news release.
Safety
Safety performance at Westmoreland mines continues to be significantly better than the national average for surface operations. Westmoreland mines had reportable and lost time incident rates year to date through the first quarter of 2011 of 0.37 and 0.37 versus the national surface mine rates of 1.85 and 1.24, respectively. The reportable incident rate and lost time rate for the first quarter of 2011 compared favorably to the first quarter 2010 rates of 0.65.

	Reportable	Lost Time
First Quarter 2010	0.65	0.65
First Quarter 2011	0.37	0.37
Additional Information
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information visit www.westmoreland.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to the Company’s expectation that its cash flows from operations, cash on hand and available borrowing capacity will be sufficient to meet its investing, financing, and working capital needs for the next several years.
Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and the following:
•	changes in the Company’s postretirement medical benefit and pension obligations and the impact of recently enacted healthcare legislation;
•	changes in the Company’s black lung obligations, changes in the Company’s experience related to black lung claims, and impact of the recently enacted healthcare legislation;

•	the Company’s potential inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits;
•	the Company’s potential inability to maintain compliance with debt covenant and waiver agreement requirements;
•	the potential inability of the Company’s subsidiaries to pay dividends to them due to restrictions in the Company’s debt arrangements, reductions in planned coal deliveries or other business factors;
•	risks associated with the structure of ROVA’s contracts with its lenders, coal suppliers and power purchaser, which could dramatically affect the overall profitability of ROVA;
•	the effect of Environmental Protection Agency inquiries and regulations on the operations of ROVA;
•	the effect of prolonged maintenance or unplanned outages at the Company’s operations or those of its major power generating customers, including unplanned outages at its customers due to the impact of weather-related variances;
•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and
•	the other factors that are described in “Risk Factors” in the Company’s Form 10-K for fiscal year 2010.
Any forward-looking statements made by the Company in this news release speaks only as of the date on which it was made. Factors or events that could cause the Company’s actual results to differ may emerge from time-to-time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
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Contact: Kevin Paprzycki (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands, except
	per share data)

Revenues	$127,764	$126,439

Cost, expenses and other:
Cost of sales	97,510	97,677
Depreciation, depletion and amortization	11,245	11,392
Selling and administrative	9,305	9,976
Heritage health benefit expenses	3,778	3,915
Loss on sales of assets	83	71
Other operating income	(1,597)	(1,906)

	120,324	121,125

Operating income	7,440	5,314

Other income (expense):
Interest expense	(6,967)	(5,723)
Loss on extinguishment of debt	(17,030)	—
Interest income	382	410
Other loss	(3,017)	(3,836)

	(26,632)	(9,149)

Loss before income taxes	(19,192)	(3,835)
Income tax benefit from operations	(460)	(90)

Net loss	(18,732)	(3,745)
Less net loss attributable to noncontrolling interest	(1,121)	(890)

Net loss attributable to the Parent company	(17,611)	(2,855)
Less preferred stock dividend requirements	340	340

Net loss applicable to common shareholders	$(17,951)	$(3,195)

Net loss per share applicable to common shareholders:
Basic and diluted	$(1.45)	$(0.30)

Weighted average number of common shares outstanding:
Basic and diluted	12,369	10,521

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Cash Flow
Net cash provided by operating activities	$16,182	$13,296
Net cash used in investing activities	(5,884)	(3,941)
Net cash provided by (used in) financing activities	28,911	(2,114)

	March 31,	December 31,
	2011	2010
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$787,987	$750,306
Total debt	$294,362	$242,104
Working capital deficit	$(1,024)	$(35,793)
Total deficit	$(173,927)	$(162,355)
Common shares outstanding	13,155	11,161

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Adjusted EBITDA by Segment
Coal	$21,285	$20,237
Power	7,352	6,881
Heritage	(4,170)	(4,255)
Corporate	(1,183)	(1,635)

Total	$23,284	$21,228

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net loss	$(18,732)	$(3,745)

Income tax benefit from continuing operations	(460)	(90)
Other loss	3,017	3,836
Interest income	(382)	(410)
Loss on extinguishment of debt	17,030	—
Interest expense	6,967	5,723
Depreciation, depletion and amortization	11,245	11,392
Accretion of ARO and receivable	2,700	3,003
Amortization of intangible assets and liabilities	163	85

EBITDA	21,548	19,794

Loss on sale of assets	83	71
Share-based compensation	1,653	1,363

Adjusted EBITDA	$23,284	$21,228

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess the Company’s operating performance and the Company believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating the Company’s operating performance because these measures:
•	are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and
•	help investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of the Company’s capital structure and asset base from its operating results.
Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing the Company’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of the Company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:
•	do not reflect the Company’s cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;
•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, the Company’s working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of the Company’s debt obligations.
In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the Company’s industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that the Company does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.